Exhibit (j)(2)

CUSTODY AGREEMENT

This agreement (this “Agreement”), effective as of May 22, 2026 (the “Effective Date”), is made by UMB Bank, n.a. (“Custodian”) and Nomura Alternative Income Fund (the “Fund” and, together with Custodian, the “Parties”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “1940 Act”).

WHEREAS, the Fund desires to appoint Custodian as its custodian for the custody of Assets (as defined below), which are to be held in such accounts as the Fund may establish.

WHEREAS, Custodian is willing to accept such appointment on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, mutually covenant and agree as follows:

1.          APPOINTMENT OF CUSTODIAN. The Fund hereby constitutes and appoints Custodian as custodian of Assets which have been or may be delivered to and accepted by Custodian. Custodian accepts such appointment as a custodian and shall perform the services as set forth herein. For purposes of this Agreement, “Assets” means Securities, Underlying Shares, monies, and other property of the Fund. “Securities” means stocks, bonds, rights, warrants, certificates, instruments, obligations, and all other negotiable or non-negotiable paper commonly known as securities but shall not include Underlying Shares. “Underlying Shares” means uncertificated shares of, or other interests in, other investment funds, accounts, or vehicles (including, but not limited to, mutual funds).

2.           INSTRUCTIONS.

(a)          An “Instruction” means a request, direction, instruction, or certification initiated by the Fund and conforming to the terms of this paragraph. An Instruction may be transmitted to Custodian by any of the following means:

(1)          a writing manually signed on behalf of the Fund by an Authorized Person (as defined in Section 3(c) below);

(2)          a telephonic or other oral communication from a person Custodian reasonably believes to be an Authorized Person;

(3)          a communication effected through the internet or web-based functionality (including without limitation, emails, data files, and other communications) on behalf of the Fund (“Electronic Communication”); or

(4)           other means reasonably acceptable to the Parties.

Instructions in the form of oral communications shall be confirmed by the Fund by either a writing (as set forth in (1) above) or an Electronic Communication, but the lack of such confirmation shall in no way affect any action taken by Custodian in reliance upon such oral Instructions prior to Custodian’s receipt of such confirmation. The Fund authorizes Custodian to record any and all telephonic or other oral Instructions communicated to Custodian. The Parties acknowledge and agree that with respect to Instructions transmitted by an Electronic Communication, Custodian cannot verify that the Electronic Communication has been initiated by an Authorized Person. Accordingly, Custodian shall have no liability as a result of actions taken in reliance on unauthorized Electronic Communication Instructions.

Custodian recommends that any Instructions transmitted by the Fund via email be done so through a secure system or process.

(b)          “Special Instructions” mean Instructions countersigned or confirmed in writing by the Treasurer or any other officer of the Fund, which countersignature or confirmation shall be on the same instrument containing the Instructions or on a separate instrument relating thereto.

(c)          Instructions and Special Instructions shall be delivered to Custodian at the address and/or telephone or email address agreed upon by the Parties.

(d)          Where appropriate, Instructions and Special Instructions shall be continuing Instructions.

(e)          An Authorized Person shall be responsible for assuring the accuracy and completeness of Instructions. If Custodian reasonably determines that an Instruction is unclear or incomplete, Custodian may notify the Fund of such determination, in which case the Fund shall be responsible for delivering to Custodian an amended Instruction. Custodian shall have no obligation to take any action until an Authorized Person re-delivers an Instruction that is clear and complete.

(f)          The Fund shall be responsible for delivering Instructions or Special Instructions in a timely manner, after considering such factors as the involvement of subcustodians, brokers, or agents in a transaction, time zone differences, reasonable industry standards, etc. Custodian shall have no liability if the Fund delivers Instructions or Special Instructions after any deadline established by Custodian.

(g)          By providing Instructions to acquire or hold Foreign Assets, the Fund shall be deemed to have confirmed to Custodian that it has: (1) considered and accepted responsibility for all Sovereign Risks and Country Risks (each as defined in Section 6(a) below) associated with investing in a particular country or jurisdiction; and (2) made all determinations and provided to shareholders and other investors all disclosures required of registered investment companies by the 1940 Act. “Foreign Assets” means any Asset (including foreign currencies) for which the primary market is outside the United States and any cash or cash equivalents that are reasonably necessary to effect the Fund’s transactions in those Assets.

(h)          The Fund acknowledges that, where Instructions or Special Instructions require Custodian to prepare and submit forms, letters, or other writings to third-parties on its behalf, including but not limited to subscription agreements, investor questionnaires, or any other document (however titled) that performs the same function as a subscription agreement (a “Subscription Agreement”), redemption requests, stock transfers, and exchanges of cash for Underlying Shares (collectively, “Writings”), Custodian will prepare but not submit such Writings unless and until all required information necessary to complete a Writing has been submitted by an Authorized Person. The Fund shall make Authorized Persons available during normal business hours to work with Custodian and its affiliates to complete such Writings. Custodian shall not be liable for its obligations with respect to Writings if such failure results from any delay, error, unavailability, or inaccuracy in an Instruction or Special Instruction provided by the Fund or an Authorized Person.

Without limiting the foregoing, the Fund has sole responsibility of the accuracy and completeness of all information provided in a Subscription Agreement, regardless of whether Custodian or its affiliates assist in the completion of the Subscription Agreement. If the investment fund rejects a Subscription Agreement, the Fund will be solely responsible for completing a new Subscription Agreement.

By providing an Instruction or Special Instruction to complete a Writing, the Fund certifies that it has read and approved the relevant offering documents and the Writing required to be submitted to invest in the foregoing investment. The Fund has sole responsibility for any representations in Subscription Agreements or to any other person or entity regarding the Fund’s qualifications to invest in underlying funds, the Fund’s status under any anti-money laundering or similar statutes, the Fund’s financial status or condition, or any other information relating to the Fund. The Fund hereby represents that any such representations are accurate and complete. Representations regarding such matters in any Subscription Agreement are representations of the Fund (and not of Custodian).

3.           DELIVERY OF ORGANIZATIONAL DOCUMENTS.

(a)          Each Party represents that: (1) its execution of this Agreement does not violate any of the provisions of its charter, articles of incorporation, partnership agreement, declaration of trust, articles of association, bylaws, or other organizational document (“Organizational Documents”); (2) all required corporate or organizational action to authorize the execution and delivery of this Agreement has been taken; and (3) the person signing this Agreement is authorized to bind it.

(b)          Upon request, the Fund shall provide to Custodian documentation, including, by way of example: its Organizational Documents, registration statements, resolutions, W-9s and other tax-related documentation, compliance policies and procedures, and other compliance documents.

(c)          The Fund shall promptly deliver to Custodian copies of the resolutions of its board of directors or trustees (the “Board”) (and all amendments or supplements thereto) designating certain officers, employees, and/or agents of the Fund who will have continuing authority to certify to Custodian: (1) the names, titles, signatures, and scope of authority of all persons authorized to give Instructions or any other notice, request, direction, instruction, certificate, or instrument on behalf of the Fund; and (2) the names, titles, and signatures of those persons authorized to countersign or confirm Special Instructions on behalf of the Fund (collectively, “Authorized Persons”). Such resolutions and certificates may be accepted and relied upon by Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to Custodian of a similar resolution or certificate to the contrary; provided however that Custodian may rely upon any written designation furnished by an officer of the Fund designating persons authorized to countersign or confirm Special Instructions (as provided in Section 2(b)). Upon delivery of a certificate which deletes or does not include the name(s) of a person previously authorized to give Instructions or to countersign or confirm Special Instructions, such person shall no longer be considered an Authorized Person. Unless the certificate specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such Instructions or Special Instructions to do so. Notwithstanding any of the foregoing, no Instructions or Special Instructions will be deemed to authorize or permit any director, trustee, officer, employee, or agent of the Fund to withdraw any Assets upon the mere receipt of such authorization, Special Instructions, or Instructions from such director, trustee, officer, employee, or agent.

(d)          The Fund shall promptly provide to Custodian completed Subscription Agreements and any other applicable documentation for the Fund’s investment in any underlying investment companies. Such investments will only become Assets upon receipt by Custodian of completed Subscription Agreements for the Fund. The Fund undertakes to work with Custodian to ensure that quarterly confirmations, and any documentation representing changes to the Fund’s holding in such investment (such as related to an “add-on” purchase), are provided to Custodian as soon as practicable.

4.          POWERS AND DUTIES OF CUSTODIAN AND DOMESTIC SUBCUSTODIAN. Except for Assets held by any Foreign Subcustodian, Special Subcustodian, Interim Subcustodian (each as defined in Section 5 below), or Eligible Securities Depository (as defined in Rule 17f-7, which term shall include any other securities depository for which the SEC has permitted registered investment companies to maintain their assets by exemptive order), Custodian shall have and perform the powers and duties hereinafter set forth in Schedule A.

5.          SUBCUSTODIANS. Custodian may appoint one or more Domestic Subcustodians (as defined below), Foreign Subcustodians, Special Subcustodians, or Interim Subcustodians to act on behalf of the Fund. Custodian may be directed, pursuant to an agreement between the Parties (“Delegation Agreement”), to appoint a Domestic Subcustodian to perform the duties of the Foreign Custody Manager (as such term is defined in Rule 17f-5 under the 1940 Act) (“Approved Foreign Custody Manager”) for the Fund so long as such Domestic Subcustodian is so eligible under the 1940 Act. Such Delegation Agreement shall provide that the appointment of any Domestic Subcustodian as the Approved Foreign Custody Manager must be governed by a written agreement between Custodian and the Domestic Subcustodian, which provides for compliance with Rule 17f-5. The Approved Foreign Custody Manager may then appoint a Foreign Subcustodian or Interim Subcustodian in accordance with this Section 5. For purposes of this Agreement, all Domestic Subcustodians, Foreign Subcustodians, Special Subcustodians, and Interim Subcustodians shall be referred to collectively as “Subcustodians.”

(a)          Domestic Subcustodians. Upon written approval from the Fund, Custodian may appoint any bank, trust company, or other entity (any of which meets the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder) to act for Custodian on behalf of the Fund as a subcustodian for purposes of holding Assets and performing other functions of Custodian within the United States (a “Domestic Subcustodian”). Each Domestic Subcustodian shall be listed on Appendix A.

(b)          Foreign Subcustodians.

(1)          The Approved Foreign Custody Manager may appoint any entity meeting the requirements of an Eligible Foreign Custodian (as such term is defined in Rule 17f-5(a)(1) under the 1940 Act, and which term shall also include a bank that qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act or by SEC order is exempt therefrom (each a “Foreign Subcustodian”) in the context of either a subcustodian or a sub-subcustodian), provided that the Approved Foreign Custody Manager’s appointments of such Foreign Subcustodians shall at all times be governed by an agreement that complies with Rule 17f-5.

(2)          Notwithstanding the foregoing, if the Approved Foreign Custody Manager determines that it will not provide delegation services (A) in a country in which the Fund has directed that the Fund invest in an Asset or (B) with respect to a specific Foreign Subcustodian which the Fund has directed be used, Custodian shall promptly notify (or shall cause the Approved Foreign Custody Manager to promptly notify) the Fund of the unavailability of the approved Foreign Custody Manager’s delegation services in such country. Custodian and the Approved Foreign Custody Manager (or Domestic Subcustodian, as applicable) shall be entitled to rely on and shall have no liability or responsibility for following such direction from the Fund as a Special Instruction and shall have no duties or liabilities under this Agreement, save those that it may undertake specifically in writing with respect to each particular instance. Upon the receipt of such Special Instructions, Custodian may (in its absolute discretion) designate (or cause the Approved Foreign Custody Manager to designate) an entity (an “Interim Subcustodian”) designated by the Fund in such Special Instructions to hold such Asset. In such event, the Fund represents and warrants that it has made a determination that the arrangement with such Interim Subcustodian satisfies the requirements of the 1940 Act and the rules and regulations thereunder (including Rule 17f-5, if applicable). It is further understood that where the Approved Foreign Custody Manager and Custodian do not agree to fully provide the services under this Agreement and the Delegation Agreement to the Fund with respect to a particular country or specific Foreign Subcustodian, the Fund may delegate such services to another delegate pursuant to Rule 17f-5.

(c)          Special Subcustodians. Upon receipt of Special Instructions, Custodian shall appoint one or more banks, trust companies, or other entities designated in such Special Instructions to act for Custodian on behalf of the Fund as a subcustodian for purposes of: (1) effecting third-party repurchase transactions with banks, brokers, dealers, or other entities through the use of a common custodian or subcustodian; (2) providing depository and clearing agency services with respect to certain variable rate demand note Securities; (3) providing depository and clearing agency services with respect to dollar denominated Securities; and (4) effecting any other transactions designated by the Fund in such Special Instructions. Each such designated subcustodian (a “Special Subcustodian”) shall be listed on

Appendix A. In connection with the appointment of any Special Subcustodian, Custodian may enter into a subcustodian agreement with the Special Subcustodian.

(d)          Interim Subcustodians. Notwithstanding the foregoing, if the Fund invests in an Asset to be held in a country in which no Foreign Subcustodian is authorized to act, Custodian or Domestic Subcustodian shall promptly notify the Fund of the unavailability of an approved Foreign Subcustodian in such country. Custodian and the Domestic Subcustodian, as applicable, shall: (1) be entitled to rely on and shall have no liability or responsibility for following an Instruction; and (2) have no duties or liabilities hereunder, save those that it may undertake specifically in writing with respect to each particular instance. Upon the receipt of Instructions, Custodian may (in its absolute discretion) designate (or cause the Domestic Subcustodian to designate) an entity (an “Interim Subcustodian”) to hold such Asset.

(e)          Termination of a Subcustodian. Custodian or Domestic Subcustodian may (at any time in its discretion upon notification to the Fund) terminate any Subcustodian in accordance with the termination provisions under the applicable subcustodian agreement. Upon the receipt of Special Instructions, Custodian or Domestic Subcustodian shall terminate any Subcustodian in accordance with the termination provisions under the applicable subcustodian agreement.

(f)          Information Regarding Foreign Subcustodians. Upon request of the Fund, Custodian shall deliver (or cause the Approved Foreign Custody Manager to deliver) to the Fund a letter or list stating: (1) the identity of each Foreign Subcustodian then acting on behalf of Custodian; (2) the Eligible Securities Depositories in each foreign market through which each Foreign Subcustodian is then holding Assets; and (3) such other information as may be requested by the Fund to ensure compliance with rules and regulations under the 1940 Act.

(g)          Eligible Securities Depositories.

(1)          Custodian or the Domestic Subcustodian may place and maintain the Fund’s Foreign Assets with an Eligible Securities Depository.

(2)          Upon the request of the Fund, Custodian shall direct the Domestic Subcustodian to provide to the Fund (including the Board) and/or the Fund’s adviser or other agent an analysis of the custody risks associated with maintaining the Fund’s Foreign Assets with such Eligible Securities Depository utilized directly or indirectly by Custodian or the Domestic Subcustodian as of the Effective Date (or, in the case of an Eligible Securities Depository not so utilized as of the Effective Date, prior to the placement of the Fund’s Foreign Assets at such depository) and at which any Foreign Assets of the Fund are held or are expected to be held. Custodian shall direct the Domestic Subcustodian to monitor the custody risks associated with maintaining the Fund’s Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Fund or its adviser of any material changes in such risks through the Approved Foreign Custody Manager’s letter, market alerts, or other periodic correspondence.

(3)          Custodian shall (A) direct the Domestic Subcustodian to determine the eligibility under Rule 17f-7 of each foreign securities depository before maintaining the Fund’s Foreign Assets therewith and (B) promptly advise the Fund if any Eligible Securities Depository ceases to be so eligible. Notwithstanding Subsection 18(c), Eligible Securities Depositories may be added to or deleted from such list (subject to Rule 17f-7).

(4)          If an arrangement with an Eligible Securities Depository no longer meets the requirements of Rule 17f-7, Custodian shall direct the Domestic Subcustodian to withdraw the Fund’s Foreign Assets from such depository as soon as reasonably practicable.

(5)          In fulfilling its responsibilities under this Section 5(f), Custodian will exercise reasonable care, prudence, and diligence.

6.          STANDARD OF CARE.

(a)          General Standard of Care. Custodian shall exercise due care in accordance with reasonable commercial standards in discharging its duties hereunder. Custodian shall be liable to the Fund for all losses, damages, and reasonable costs and expenses suffered or incurred by the Fund resulting from the gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement; provided however that in no event shall Custodian be liable for attorneys’ fees or for special, indirect, consequential, or punitive damages arising under or in connection with this Agreement.

Subject to Custodian’s general standard of care set forth above, Custodian shall not incur liability hereunder if it or any Subcustodian or Securities System, or any Subcustodian, Eligible Securities Depository utilized by any such Subcustodian, or any nominee of Custodian or any Subcustodian (each, a “Person”) is prevented, forbidden, or delayed from performing (or omits to perform) any act or thing which this Agreement provides shall be performed (or omitted to be performed) by reason of any:

(1)          “Sovereign Risk,” which means, in respect of any jurisdiction (including but not limited to the United States of America) where investments are acquired or held hereunder: (A) any act of war, terrorism, riot, insurrection, or civil commotion; (B) the imposition of any investment, repatriation, or exchange control restrictions by any governmental authority; (C) the confiscation, expropriation, or nationalization of any investments by any governmental authority, whether de facto or de jure; (D) any devaluation or revaluation of the currency; (E) the imposition of taxes, levies, or other charges affecting investments; (F) any change in the applicable law; or (G) any other economic, systemic, or political risk incurred or experienced, except as otherwise provided in this Agreement; or

(2)          “Country Risk,” which means (with respect to the acquisition, ownership, settlement, or custody of investments in a jurisdiction) all risks relating to (or arising in consequence of) systemic and market factors affecting the acquisition, payment for, or ownership of investments, including: (A) the prevalence of crime and corruption in such jurisdiction; (B) the inaccuracy or unreliability of business and financial information; (C) the instability or volatility of banking and financial systems (or the absence or inadequacy of an infrastructure to support such systems); (D) custody and settlement infrastructure of the market in which such investments are transacted and held; (E) the acts, omissions, and operation of any Eligible Securities Depository; (F) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars, or transfer agents; (G) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets; and (H) the laws relating to the safekeeping and recovery of Assets held in custody pursuant to the terms of this Agreement.

(b)          Actions Prohibited by Applicable Law, Etc. In no event shall Custodian incur liability hereunder if any Person is prevented, forbidden, or delayed from performing (or omits to perform) any act or thing which this Agreement provides shall be performed (or omitted to be performed) by reason of any:

(1)          provision of any present or future law, regulation, or order of the United States of America (or any state thereof), any foreign country (or political subdivision thereof), or any court of competent jurisdiction (and neither Custodian nor any other Person shall be obligated to take any action contrary thereto); or

(2)          “Force Majeure,” which means any circumstance or event which (A) is beyond the reasonable control of Custodian, a Subcustodian, or any agent of Custodian or a Subcustodian and (B) adversely affects the performance by Custodian of its obligations hereunder, by the Subcustodian of its obligations under its subcustodian agreement or by any other agent of Custodian or the Subcustodian, unless in each case, such delay or nonperformance is caused by the gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement. Such Force Majeure events may include any event caused by, arising out of or involving (i) an act of God, (ii) accident, fire, water damage, or explosion, (iii) any computer system outage or downtime or other equipment failure or malfunction caused by any computer virus or any other reason or the malfunction or failure of any communications medium, (iv) any interruption of the power supply or other utility service,

(v) any strike or other work stoppage, whether partial or total, (vi) any delay or disruption resulting from or reflecting the occurrence of any Sovereign Risk, (vii) any disruption of (or suspension of trading in) the securities, commodities, or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, (viii) any encumbrance on the transferability of cash, currency, or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, or (ix) any other cause similarly beyond the reasonable control of Custodian.

(c)          Liability for Past Records. Neither Custodian nor any Domestic Subcustodian shall have any liability in respect of any loss, damage, or expense suffered by the Fund, insofar as such loss, damage, or expense arises from the performance of Custodian or any Domestic Subcustodian in reliance upon records that were maintained for the Fund by entities other than Custodian or any Domestic Subcustodian prior to Custodian’s employment hereunder.

(d)          Advice of Counsel. Custodian and all Domestic Subcustodians shall be entitled to receive and act upon advice of counsel of its own choosing on all matters. Custodian and all Domestic Subcustodians shall be without liability for any actions taken or omitted in good faith pursuant to the advice of counsel.

(e)          Advice of the Fund and Others. Custodian and any Domestic Subcustodian may rely upon the advice of the Fund and upon statements of the Fund’s accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted. Neither Custodian nor any Domestic Subcustodian shall be liable for any actions taken or omitted, in good faith, pursuant to such advice or statements.

(f)          Information Services. Custodian may rely upon information received from: (1) issuers of Assets (or agents of such issuers); (2) Subcustodians or depositories; (3) data reporting services that provide detail on corporate actions and other securities information; and (4) other commercially reasonable industry sources. Provided that Custodian has acted in accordance with the standard of care set forth in Section 6(a), it shall have no liability as a result of relying upon such information sources (including but not limited to errors in any such information).

(g)           Instructions Appearing to be Genuine. Custodian and all Domestic Subcustodians shall: (1) be fully protected and indemnified in acting as a custodian hereunder upon any (A) resolutions of the Board or (B) Instructions, Special Instructions, advice, notice, request, consent, certificate, instrument, or paper appearing to it to be genuine and to have been properly executed; (2) unless otherwise specifically provided herein, be entitled to receive a certificate signed by any officer of the Fund authorized to countersign or confirm Special Instructions as conclusive proof of any fact or matter required to be ascertained from the Fund; (3) be entitled to rely upon any Instructions or Special Instructions; (4) be entitled to assume that any Instructions or Special Instructions are not in any way inconsistent with the provisions of the Fund’s Organizational Documents; (5) have no duty to inquire into or investigate the validity, accuracy, or content of any Instruction or Special Instruction; and (6) have no liability for any losses, damages, or expenses incurred by the Fund arising from the use of a non-secure form of email or other non-secure electronic system or process.

(h)          No Investment Advice. Custodian shall have no duty to assess the risks inherent in Assets or to provide investment advice, accounting or other valuation services regarding any such Assets.

(i)          Exceptions from Liability. Without limiting the generality of any other provisions hereof, neither Custodian nor any Domestic Subcustodian shall be under any duty or obligation to inquire into, nor be liable for:

(1)          the validity of the issue of any Securities purchased by or for the Fund, the legality of the purchase thereof or evidence of ownership required to be received by the Fund, or the propriety of the decision to purchase or amount paid therefor;

(2)          the legality of the sale, transfer, or movement of any Securities by or for the Fund, or the propriety of the amount for which the same were sold; or

(3)          any other expenditures, encumbrances of Securities, borrowings, or similar actions with respect to any Assets;

and may, until notified to the contrary, presume that all Instructions or Special Instructions received by it are not in conflict with or in any way contrary to any provisions of the Fund’s (A) Organizational Documents; (B) votes or proceedings of the shareholders, trustees, partners, or directors; or (C) current Registration Statement on file with the SEC.

7.           LIABILITY OF CUSTODIAN FOR ACTIONS OF OTHERS.

(a)          Domestic Subcustodians. Except as provided in Section 7(d), Custodian shall be liable for the acts or omissions of any Domestic Subcustodian to the same extent as if such actions or omissions were performed by Custodian itself.

(b)          Liability for Acts and Omissions of Foreign Subcustodians. Custodian shall be liable for any loss or damage to the Fund caused by or resulting from the acts or omissions of any Foreign Subcustodian only to the extent that, under the terms set forth in the subcustodian agreement between Custodian or a Domestic Subcustodian and such Foreign Subcustodian, the Foreign Subcustodian has failed to perform in accordance with the standard of conduct imposed under such subcustodian agreement and Custodian or Domestic Subcustodian recovers from the Foreign Subcustodian under the applicable subcustodian agreement.

(c)          Securities Systems, Interim Subcustodians, Special Subcustodians, Eligible Securities Depositories. Custodian shall not be liable to the Fund for any loss, damage, or expense suffered or incurred by the Fund resulting from or occasioned by the actions or omissions of a Securities System, Interim Subcustodian, Special Subcustodian, or Eligible Securities Depository, unless such loss, damage, or expense is caused by (or results from) the gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement.

(d)          Failure of Third-Parties. Custodian shall not be liable for any loss, damage, or expense suffered or incurred by the Fund resulting from or occasioned by the actions, omissions, neglects, defaults, insolvency, or other failure of any: (1) issuer of any Securities or Underlying Shares or of any agent of such issuer; (2) counterparty with respect to any Asset, including any issuer of any option, futures, derivatives, or commodities contract; (3) investment adviser or other agent of the Fund; (4) broker, bank, trust company, or any other person with whom Custodian may deal (other than any of such entities acting as a Subcustodian, Securities System, or Eligible Securities Depository, for whose actions the liability of Custodian is set out elsewhere in this Agreement); or (5) agent or depository (including but not limited to a securities lending agent or precious metals depository) with whom Custodian may deal at the direction of (and behalf of) the Fund; unless such loss, damage, or expense is caused by (or results from) the gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement or Custodian’s breach of the terms of any contract between the Parties.

(e)          Transfer Agents. Custodian shall not be liable to the Fund for any loss or damage to the Fund resulting from the maintenance of Underlying Shares with a Transfer Agent, except for losses resulting directly from the gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement.

8.          INDEMNIFICATION.

(a)          Indemnification by the Fund. Subject to the limitations set forth in this Agreement, the Fund shall indemnify and hold harmless Custodian and its nominees from all losses, damages, and expenses (including attorneys’ fees) suffered or incurred by Custodian or its nominee caused by or arising from actions taken by Custodian, its employees, or agents in the performance of its duties and obligations hereunder (including, but not limited to, any indemnification obligations undertaken by Custodian under any relevant subcustodian agreement; provided however that such indemnity shall not apply to the extent Custodian is liable under Sections 6 or 7).

If the Fund requires Custodian to take any action with respect to Assets, which involves the payment of money or which may (in the opinion of Custodian) result in Custodian or its nominee assigned to the Fund being liable for the payment of money or incurring liability of some other form, the Fund shall provide indemnity to Custodian in an amount and form satisfactory to it as a prerequisite to requiring Custodian to take such action.

The Fund shall indemnify and hold harmless Custodian for any action Custodian takes or does not take in reliance upon directions, Instructions, or Special Instructions (including but not limited to Instructions or Special Instructions to prepare, sign, and submit Subscription Agreements or other Writings on behalf of the Manager or the Fund), except for such action or inaction resulting from Custodian’s (1) gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement or (2) following an Instruction or Written Instruction expressly forbidden by this Agreement. The Fund shall indemnify and hold harmless Custodian for any claim against Custodian arising out of the investment by the Fund in an underlying fund for which Subscription Agreements are prepared, signed, or submitted by Custodian.

(b)          Indemnification by Custodian. Subject to the limitations set forth in this Agreement, Custodian shall indemnify and hold harmless the Fund from all losses, damages, and expenses (with the exception of those damages and expenses referenced in Section 6(a)) suffered or incurred by the Fund caused by the gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement.

9.          ADVANCES. If Custodian or any Subcustodian, Securities System, or Eligible Securities Depository (each of which for purposes of this Section 9 shall be referred to as “Custodian”), acting either directly or indirectly under agreement with Custodian, makes any payment or transfer of funds on behalf of the Fund as to which there would be (at the close of business on the date of such payment or transfer) insufficient funds held by Custodian on behalf of the Fund, Custodian may (in its discretion without further Instructions) provide an advance (“Advance”) to the Fund in an amount sufficient to allow the completion of the transaction by reason of which such payment or transfer of funds is to be made. In addition, if Custodian is directed by Instructions to make any payment or transfer of funds on behalf of the Fund as to which it is subsequently determined that the Fund has overdrawn its cash account with Custodian as of the close of business on the date of such payment or transfer, said overdraft shall constitute an Advance. Any Advance shall be payable by the Fund on demand by Custodian (unless otherwise agreed by the Parties) and shall accrue interest from the date of the Advance to the date of payment by the Fund to Custodian at a rate determined by Custodian. It is understood that any transaction in respect of which Custodian shall have made an Advance (including but not limited to a foreign exchange contract or transaction in respect of which Custodian is not acting as a principal) is for the account of and at the risk of the Fund on behalf of which the Advance was made, and not, by reason of such Advance, deemed to be a transaction undertaken by Custodian for its own account and risk. The Parties acknowledge that the purpose of Advances is to temporarily finance the purchase or sale of Securities for prompt delivery in accordance with the settlement terms of such transactions or to meet emergency expenses not reasonably foreseeable by the Fund. Custodian shall promptly notify the Fund of any Advance. Nothing herein shall be deemed to create an obligation on the part of Custodian to advance monies to the Fund. In addition, the Fund shall promptly execute any documentation that Custodian reasonably believes is required under Regulation U with respect to any Advances made pursuant to this Section.

10.          SECURITY INTEREST. To secure the due and prompt payment of all Advances, together with any taxes, charges, fees, expenses, assessments, obligations, claims, or liabilities incurred by Custodian in connection with its performance of any duties hereunder (collectively, “Liabilities”), except for any Liabilities arising from the gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement, the Fund grants to Custodian a security interest in all of its Assets now or hereafter in the possession of Custodian and all proceeds thereof (collectively, the “Collateral”). The Fund shall promptly reimburse Custodian for any and all such Liabilities. If the Fund fails to satisfy any of the Liabilities as and when due and payable, Custodian shall have the rights and remedies of a secured party under the Uniform Commercial Code in respect of the Collateral (in addition to all other rights and remedies arising hereunder or under local law). Without prejudice to Custodian’s rights under applicable law, Custodian shall be entitled (without notice to the Fund) to withhold delivery of any Collateral, sell, set-off, or otherwise realize upon or dispose of any such Collateral and to apply the money or other proceeds and any other monies credited to the Fund in satisfaction of the Liabilities. This includes, but is not limited to, any interest on any such unpaid Liability as Custodian deems reasonable and all costs and expenses (including reasonable attorney’s fees) incurred by Custodian in connection with the sale, set-off, or other disposition of such Collateral.

11.          COMPENSATION. The Fund will pay to Custodian such compensation as is set forth on Schedule B or as otherwise agreed to in writing by the Parties. In addition, the Fund shall reimburse Custodian for all out-of-pocket expenses incurred by Custodian in connection with this Agreement (but excluding salaries and usual overhead expenses). Such compensation and expenses shall be billed to the Fund and paid in cash to Custodian.

12.           POWERS OF ATTORNEY. Upon request, the Fund shall deliver to Custodian such proxies, powers of attorney, or other instruments as may be reasonable and necessary or desirable in connection with the performance by Custodian or any Subcustodian of their respective obligations hereunder or any applicable subcustodian agreement.

13.          TAX LAWS. Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund (or on Custodian as custodian for the Fund) by the tax law of any country or of any state or political subdivision thereof. The Fund shall indemnify Custodian for and against any such obligations including taxes, tax reclaims, withholding and reporting requirements, claims for exemption or refund, additions for late payment, interest, penalties, and other expenses (including legal expenses) that may be assessed against the Fund (or Custodian as custodian of the Fund).

14.          TERM AND ASSIGNMENT. This Agreement shall continue in effect for a 5-year period beginning on the Effective Date (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive 2-year periods (each a “Renewal Term”). A “Term” shall mean either the Initial Term or a Renewal Term.

Either Party may terminate this Agreement at the end of a Term (the “Termination Date”) by giving the other Party a written notice not less than 90 days prior to the end of such Term. Upon termination of this Agreement, the Fund shall pay to Custodian such fees as may be due Custodian hereunder as well as its reimbursable disbursements, costs, and expenses paid or incurred. If this Agreement is terminated by the Fund prior to the end of a Term, the Fund shall be obligated to pay Custodian the remaining balance of the fees payable to Custodian hereunder (based upon the average monthly compensation earned by Custodian hereunder in the 12 months preceding termination, excluding any month where no revenue was earned) through the end of such Term. Upon termination of this Agreement, Custodian shall deliver (at the terminating Party’s expense) all Assets held by it hereunder to a successor custodian designated by the Fund or (if a successor custodian is not designated) to the Fund or as otherwise designated by Special Instructions. Upon such delivery, Custodian shall have no further obligations or liabilities hereunder except as to the final resolution of matters relating to activity occurring prior to the Termination Date. If Assets remain in the possession of Custodian after the Termination Date, Custodian shall be entitled to compensation at the same rates as set forth in Section 11.

This Agreement may not be assigned by either Party without the consent of the other.

15.           NOTICES. As to the Fund, notices, requests, instructions, and other writings delivered to Nomura Alternative Income Fund, c/o Ultimus Fund Solutions, LLC, 225 Pictoria Dr, Suite 450, Cincinnati OH 45246 (or to such other address as the Fund may have designated to Custodian in writing), postage prepaid, shall be deemed to have been properly delivered to the Fund.

Notices, requests, instructions, and other writings delivered to Custodian at its office at 928 Grand Blvd., 10th Floor, Attn: Amy Small, Kansas City, Missouri 64106 (or to such other addresses as Custodian may have designated to the Fund in writing), postage prepaid, shall be deemed to have been properly delivered or given to Custodian hereunder; provided however that procedures for the delivery of Instructions and Special Instructions shall be governed by Section 2(c).

16.           CONFIDENTIALITY.

(a)          Custodian agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Investors, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except when Custodian: (1) may be exposed to civil or criminal proceedings for failure to comply; (2) is requested to divulge such information by duly constituted authorities or court process; (3) is subject to governmental or regulatory audit or investigation; or (4) is requested to do so by the Fund. In case of any requests or demands for inspection of the records of the Fund, Custodian will endeavor to promptly notify the Fund and to secure instructions from a representative of the Fund as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of Custodian or any of its employees, agents, or representatives and information which was already in the possession of Custodian prior to the Effective Date shall not be subject to this Section.

(b)          In connection with Custodian’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of Custodian, including, but not limited to: (1) client identities and relationships, compilations of information, records, and specifications; (2) data or information that is competitively sensitive material and not generally available to the public; (3) confidential or proprietary concepts, documentation, reports, or data; (4) information regarding Custodian’s information security program; and (5) anything designated as confidential (collectively, “Custodian Confidential Information”). Neither the Fund nor any of its officers, employees, or agents (collectively, the “Recipients”) shall disclose any Custodian Confidential Information, directly or indirectly, or use Custodian Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing its duties under this Agreement.

The term “Custodian Confidential Information” does not include information that: (i) becomes or has been generally available to the public other than as a result of disclosure by a Recipient; (ii) was available to the Recipients on a non-confidential basis prior to its disclosure by Custodian or any of its affiliates; or (iii) independently developed or becomes available to the Recipients on a non-confidential basis from a source other than Custodian or its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic, and procedural safeguards in connection with any use, storage, transmission, duplication, or other process involving or derived from Custodian Confidential Information whether such storage, transmission, duplication, or other process is by physical or electronic medium (including use of the Internet).

(c)          The provisions of this Section 16 will survive termination of this Agreement and will inure to the benefit of the Parties and their successors and assigns.

17.          ANTI-MONEY LAUNDERING COMPLIANCE. The Fund represents and warrants that it has established and maintains policies and procedures designed to meet the requirements imposed by the USA PATRIOT Act. The Fund shall provide certifications regarding its compliance with the USA PATRIOT Act and other anti-money laundering laws upon Custodian’s request. The Fund shall have responsibility for customer identification and verification and other customer identification program requirements.

18.          MISCELLANEOUS.

(a)          This Agreement shall be governed by the laws of Missouri.

(b)          All of the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by the respective successors and assigns of the Parties.

(c)          No provisions of this Agreement may be amended, modified, or waived in any manner, except in a writing properly executed by both Parties; provided however that Appendix A may be amended as Domestic Subcustodians, Securities Systems, and Special Subcustodians are approved or terminated according to the terms of this Agreement.

(d)          The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)          This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f)          If any part, term, or provision of this Agreement is held to be illegal, in conflict with any law, or otherwise invalid by any court of competent jurisdiction, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term, or provision held to be illegal or invalid.

(g)          This Agreement (and the Delegation Agreement, if applicable) constitutes the entire understanding and agreement of the Parties with respect to the subject matter herein (and therein) and supersedes (as of the Effective Date) any custodian agreement heretofore in effect between the Parties.

(h)          The rights and obligations contained in Sections 6, 7, 8, 9, 10, 11, and 16 will survive the termination of this Agreement and will inure to the benefit of the Parties and their successors and assigns.

(i)          Custodian shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Custodian will take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(j)          Custodian shall have no power or authority to assign, hypothecate, pledge, or otherwise dispose of any securities or investments, except as expressly provided in this Agreement or upon Instructions authorizing the transaction.

(k)          Custodian shall make the following reports available to the Fund: (i) such periodic and special reports as the Fund may reasonably request; (ii) a monthly statement summarizing all transactions and entries for the account of the Fund, listing each portfolio security belonging to the Fund (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Fund at the end of such month; (iii) the reports required to be furnished to the Fund's adviser pursuant to Rule 17f-4 of the 1940 Act; and (iv) such other information as may be agreed upon from time to time between the Fund's adviser and Custodian.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

Nomura Alternative Income Fund		UMB Bank, n.a.

By:	/s/ Matthew Nelson	By:	/s/ Amy Small
Name:	Matthew Nelson	Name:	Amy Small
Title:	Vice President	Title:	Executive Vice President

Schedule A – Custody Agreement

For purposes of this Schedule A, all references to powers and duties of “Custodian” shall also refer to any Domestic Subcustodian appointed pursuant to Section 5(a).

(a)          Safekeeping. Custodian will keep safely the Assets which are delivered to and accepted by it. Custodian shall notify the Fund if it is unwilling or unable to accept custody of any Asset. Custodian shall not be responsible for any property of the Fund not delivered to Custodian or for any pre-existing faults or defects in Assets that are delivered to Custodian.

(b)           Manner of Holding Securities.

(1)           Custodian shall at all times hold Securities of the Fund either:

(A)          by physical possession of the share certificates, completed Subscription Agreements, or other instruments representing such Securities (in registered or bearer form): (i) in the vault of Custodian, Domestic Subcustodian, a Special Custodian, depository, or agent of Custodian; or (ii) in an account maintained by Custodian or agent at a Securities System (as defined below); or

(B)          in book-entry form by a Securities System in accordance with the provisions of sub-paragraph (3) below.

(2)          Custodian may hold registrable portfolio Securities (which have been delivered to it in physical form) by registering the same in the name of the Fund (or its nominee) or in the name of Custodian (or its nominee) for whose actions such Party shall be fully responsible. Upon the receipt of Instructions, Custodian shall hold such Securities in street certificate form, so called, with or without any indication of representative capacity. However, unless it receives Instructions to the contrary, Custodian will register all such portfolio Securities in the name of Custodian’s authorized nominee. All such Securities shall be held in an account of Custodian containing only assets of the Fund or only assets held by Custodian for the benefit of customers; provided that the records of Custodian shall indicate at all times that such Securities are held for the Fund in such accounts and the respective interests therein.

(3)          Custodian may deposit and/or maintain domestic Securities owned by the Fund in (and the Fund hereby approves use of): (A) The Depository Trust & Clearing Corporation; (B) any other clearing agency registered with the Securities and Exchange Commission (the “SEC”) under section 17A of the Securities Exchange Act of 1934, which acts as a securities depository; and (C) a Federal Reserve Bank or other entity authorized to operate the federal book-entry system described in the regulations of the Department of the Treasury or book-entry systems operated pursuant to comparable regulations of other federal agencies. Upon the receipt of Special Instructions, Custodian may deposit and/or maintain domestic Securities owned by the Fund in any other domestic clearing agency that may otherwise be authorized by the SEC to serve in the capacity of depository or clearing agent for the Securities or other assets of investment companies and that acts as a Securities depository (each of the foregoing, a “Securities System”). All Securities Systems shall be listed on Appendix A.

(4)          Use of a Securities System shall be in accordance with applicable Federal Reserve Board and SEC rules and regulations, if any, and subject to the following provisions:

(A)          Custodian may deposit the Securities directly or through one or more agents or Subcustodians which are also qualified to act as custodians for investment companies.

(B)          Securities held in a Securities System shall be subject to any agreements or rules effective between the Securities System and Custodian or a Subcustodian, as the case may be.

(C)          Any Securities deposited or maintained in a Securities System shall be held in an account (“Account”) of Custodian or a Subcustodian in the Securities System that includes only assets held by Custodian or a Subcustodian as a custodian or otherwise for customers.

(D)          The books and records of Custodian shall at all times identify those Securities belonging to the Fund which are maintained in a Securities System.

(E)          Custodian shall pay for Securities purchased for the account of the Fund only upon (i) receipt of advice from the Securities System that such Securities have been transferred to the Account of Custodian in accordance with the rules of the Securities System and (ii) the making of an entry on the records of Custodian to reflect such payment and transfer for the account of the Fund.

(F)          Custodian shall transfer Securities sold for the account of the Fund only upon (i) receipt of advice from the Securities System that payment for such Securities has been transferred to the Account of Custodian in accordance with the rules of the Securities System and (ii) the making of an entry on the records of Custodian to reflect such transfer and payment for the account of the Fund. Copies of all advices from the Securities System relating to transfers of Securities for the account of the Fund shall be maintained for the Fund by Custodian. Such copies may be maintained by Custodian in electronic form. Custodian shall make available to the Fund or its agent on the next business day (by

Electronic Communication or other means reasonably acceptable to both Parties) daily transaction activity that shall include each day’s transactions for the account of the Fund.

(G)          Custodian shall, if requested by the Fund pursuant to Instructions, provide the Fund with reports obtained by Custodian or any Subcustodian with respect to a Securities System’s accounting system, internal accounting control, and procedures for safeguarding Securities deposited in the Securities System.

(c)           Underlying Shares.

(1)          The provisions of this Paragraph (c) shall govern the custody of the Underlying Shares and, to the extent there is a conflict between such provisions and the provisions of any other section of this Agreement with respect to Underlying Shares, the terms of this Paragraph shall control.

(2)          The Underlying Shares are beneficially owned by the Fund and shall be deposited and/or held in an account or accounts maintained by a transfer agent, registrar, recordkeeper, general partner, corporate secretary, or other relevant third-party (each a “Transfer Agent”) pursuant to Instructions to Custodian. Custodian has no liability for the payment for any obligations or liabilities related to the Underlying Shares. Custodian’s only responsibilities in connection with Underlying Shares shall be limited to the following:

(A)          upon receipt of a confirmation or statement from a Transfer Agent that such Transfer Agent is holding or maintaining Underlying Shares in the name of Custodian (or a nominee of Custodian) for the benefit of the Fund, Custodian shall (i) mark such holdings on its books and records and (ii) identify by book-entry that the relevant Underlying Shares are being held by Custodian as custodian for the benefit of the Fund;

(B)          in accordance with Instructions, Custodian shall (i) pay out monies from Assets for the purchase of Underlying Shares for the account of the Fund and (ii) record such purchase on the books and records of Custodian;

(C)          in accordance with Instructions, Custodian shall (i) transfer Underlying Shares redeemed for the account of the Fund in accordance with such Instructions and (ii) record such transfer on the books and records of Custodian and, upon receipt of related proceeds, record the related payment for the account of the Fund on said books and records; and

(D)          Custodian will not be deemed to have received any distribution or other asset of the Fund until that distribution or other asset of the Fund has in fact been received by Custodian at the address and in the manner directed in the applicable Subscription Agreement.

(d)          Free Delivery of Assets. Notwithstanding any other provision of this Agreement and except as provided in Section 3, Custodian (upon receipt of Special Instructions) will undertake to (1) make free delivery of Assets, provided that such Assets are on hand and available, in connection with the Fund’s transactions and (2) transfer such Assets to such broker, dealer, Subcustodian, bank, agent, Securities System, or otherwise as specified in such Special Instructions.

(e)          Exchange of Securities. Upon receipt of Instructions, Custodian will exchange Securities held by it for the Fund for other Securities or cash paid in connection with any reorganization, recapitalization, merger, consolidation, conversion, or similar event, and will deposit any such Securities in accordance with the terms of any reorganization or protective plan. Unless otherwise directed by Instructions, Custodian is authorized to: (1) exchange Securities held by it in temporary form for Securities in definitive form; (2) surrender Securities for transfer into a name or nominee name as permitted in Paragraph (b)(2); (3) effect an exchange of shares in a stock split or when the par value of the stock is changed; (4) sell any fractional shares; and (5) surrender bonds or other Securities held by it at maturity or call upon receiving payment therefor.

(f)           Purchases of Assets.

(1)          Securities Purchases. In accordance with Instructions, Custodian shall, with respect to a purchase of Securities, pay for such Securities out of monies held for the Fund’s account for which the purchase was made, but only insofar as monies are available therein for such purpose, and receive the Securities so purchased. Unless Custodian has received Special Instructions to the contrary, such payment will be made only upon delivery of such Securities to Custodian, a clearing corporation of a national securities exchange of which Custodian is a member, or a Securities System in accordance with the provisions of Paragraph (b)(3). Notwithstanding the foregoing:

(A)          in connection with a repurchase agreement, Custodian may release funds to a Securities System prior to the receipt of advice from the Securities System that the Securities underlying such repurchase agreement have been transferred by book-entry into the Account maintained with such Securities System by Custodian; provided that Custodian’s instructions to the Securities System require that the Securities System may make payment of such funds to the other party to the repurchase agreement only upon transfer by book-entry of the Securities underlying the repurchase agreement into such Account;

(B)          in the case of options, Interest Bearing Deposits, currency deposits and other deposits, and foreign exchange transactions, pursuant to Paragraphs (h), (l), and (m), Custodian may make payment therefor before receipt of an advice of transaction; and

(C)          Custodian may make payment for Assets prior to delivery thereof in accordance with Instructions, applicable laws, generally accepted trade practices, or the terms of the instrument representing such Asset (including, but not limited to, Assets as to which payment for the Asset and receipt of the instrument evidencing the Asset are under generally accepted trade practices or the terms of the instrument representing the Asset expected to take place in different locations or through separate parties).

(2)          Other Assets Purchased. Upon receipt of Instructions and except as otherwise provided herein, Custodian shall pay for and receive other Assets for the account of the Fund as provided in Instructions.

(g)           Sales of Assets.

(1)          Securities Sold. In accordance with Instructions, Custodian shall, with respect to a sale, deliver or cause to be delivered the Securities thus designated as sold to the broker or other person specified in the Instructions relating to such sale. Unless Custodian has received Special Instructions to the contrary, such delivery shall be made only upon receipt of payment therefor in the form of: (A) cash, certified check, bank cashier’s check, bank credit, or bank wire transfer; (B) credit to the account of Custodian with a clearing corporation of a national securities exchange of which Custodian is a member; or (C) credit to the Account of Custodian with a Securities System, in accordance with the provisions of Paragraph (b)(3). Notwithstanding the foregoing, Custodian may deliver Assets prior to receipt of payment for such Securities in accordance with Instructions, applicable laws, generally accepted trade practices, or the terms of the instrument representing such Asset. For example, Securities held in physical form may be delivered and paid for in accordance with “street delivery custom” to a broker or its clearing agent against delivery to Custodian of a receipt for such Securities; provided that Custodian shall have taken reasonable steps to ensure prompt collection of the payment for (or return of) such Securities by the broker or its clearing agent; and provided further that Custodian shall not be responsible for (i) the selection of or the failure or inability to perform of such broker or its clearing agent or (ii) any related loss arising from delivery or custody of such Securities prior to receiving payment therefor.

(2)          Other Assets Sold. Upon receipt of Instructions and except as otherwise provided herein, Custodian shall receive payment for and deliver other Assets for the account of the Fund as provided in Instructions.

(h)           Options.

(1)          Upon receipt of Instructions relating to the purchase of an option or sale of a covered call option, Custodian shall: (A) receive and retain Instructions or other documents (to the extent they are provided to Custodian) evidencing the purchase or writing of the option by the Fund; (B) if the transaction involves the sale of a covered call option, deposit and maintain in a segregated account the Securities (either physically or by book-entry in a Securities System) subject to the covered call option written on behalf of the Fund; and (C) pay, release, and/or transfer such Assets in accordance with any notices or other communications evidencing the expiration, termination, or exercise of such options which are furnished to Custodian by the Options Clearing Corporation (the “OCC”), the securities or options exchanges on which such options were traded, or such other organization as may be responsible for handling such option transactions.

(2)          Upon receipt of Instructions relating to the sale of a naked option (including stock index and commodity options), Custodian, the Fund, and the broker-dealer shall enter into an agreement to comply with the rules of the OCC or of any registered national securities exchange or similar organizations(s). Pursuant to that agreement and the Fund’s Instructions, Custodian shall: (A) receive and retain Instructions or other documents, if any, evidencing the writing of the option; (B) deposit and maintain Assets in a segregated account; and (C) pay, release, and/or transfer such Assets in accordance with any such agreement and with any notices or other communications evidencing the expiration, termination, or exercise of such option which are furnished to Custodian by the OCC, the securities or options exchanges on which such options were traded, or such other organization as may be responsible for handling such option transactions. The Fund and the broker-dealer shall be responsible for determining the quality and quantity of assets held in any segregated account established in compliance with applicable margin maintenance requirements and the performance of other terms of any option contract.

(i)          Segregated Accounts. Upon receipt of Instructions, Custodian shall establish and maintain on its books a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred Assets, including Securities maintained by Custodian in a Securities System pursuant to Paragraph (b)(3), said account or accounts to be maintained: (1) for the purposes set forth in Paragraphs (h) and (n); and (2) for the purpose of compliance by the Fund with the procedures required by SEC Investment Company Act Release Number 10666 or any subsequent release or releases or other SEC interpretation relating to the maintenance of segregated accounts by registered investment companies; or (3) for such other purposes as may be set forth in Special Instructions. Custodian shall not be responsible for the determination of the type or amount of Assets to be held in any segregated account referred to in this Paragraph, or for compliance by the Fund with required procedures noted in (2) above.

(j)           Depositary Receipts. Upon receipt of Instructions, Custodian shall surrender (or cause to be surrendered) Securities to the depository used for such Securities by an issuer of American Depositary Receipts or International Depositary Receipts (collectively, “ADRs”), against a written receipt therefor adequately describing such Securities and written evidence satisfactory to the organization surrendering the same that the depository has acknowledged receipt of instructions to issue ADRs with respect to such Securities in the name of Custodian or a nominee of Custodian, for delivery in accordance with such instructions.

Upon receipt of Instructions, Custodian shall surrender (or cause to be surrendered) ADRs to the issuer thereof, against a written receipt therefor adequately describing the ADRs surrendered and written evidence satisfactory to the organization surrendering the same that the issuer of the ADRs has acknowledged receipt of instructions to cause its depository to deliver the Securities underlying such ADRs in accordance with such instructions.

(k)           Corporate Actions, Put Bonds, Called Bonds, Etc. Upon receipt of Instructions, Custodian shall: (1) deliver warrants, puts, calls, rights, or similar Securities to the issuer or trustee thereof (or to the agent of such issuer or trustee) for the purpose of exercise or sale, provided that the new Assets, if any, acquired as a result of such actions are to be delivered to Custodian; and (2) deposit Assets upon invitations for tenders thereof, provided that the consideration for such Assets is to be paid or delivered to Custodian, or the tendered Assets are to be returned to Custodian.

Unless otherwise directed to the contrary in Instructions, Custodian shall comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions, or similar rights of security ownership of which Custodian receives notice through data services or publications to which it normally subscribes and shall promptly notify the Fund of such action.

If the Fund gives an Instruction for the performance of an act on the last permissible date of a period established by Custodian or any optional offer or on the last permissible date for the performance of such act, it shall hold Custodian harmless from any adverse consequences in connection with acting upon or failing to act upon such Instructions.

If the Fund wishes to receive periodic corporate action notices of exchanges, calls, tenders, redemptions, and other similar notices pertaining to Assets and to provide Instructions with respect to such Assets via the internet, the Parties may enter into a supplement to this Agreement whereby the Fund will be able to participate in Custodian’s Electronic Corporate Action Notification Service.

(l)          Interest Bearing Deposits. Upon receipt of Instructions directing Custodian to purchase interest bearing fixed-term certificates of deposit or call deposits (collectively, “Interest Bearing Deposits”) for the account of the Fund, Custodian shall purchase such Interest Bearing Deposits with such banks or trust companies, including Custodian, any Subcustodian, or any subsidiary or affiliate of Custodian (“Banking Institutions”), and in such amounts as the Fund may direct pursuant to Instructions. Such Interest Bearing Deposits shall be denominated in U.S. dollars. Interest Bearing Deposits issued by Custodian shall be in the name of the Fund. Interest Bearing Deposits issued by another Banking Institution may be in the name of the Fund or Custodian or in the name of Custodian for its customers generally. The responsibilities of Custodian to the Fund for Interest Bearing Deposits issued by Custodian shall be that of a U.S. bank for a similar deposit. With respect to Interest Bearing Deposits issued by any other Banking Institution, Custodian shall (1) be responsible for the collection of income and the transmission of cash to and from such accounts and (2) have no duty with respect to the selection of the Banking Institution or for the failure of such Banking Institution to pay upon demand.

(m)           Foreign Exchange Transactions.

(l)          The Fund may appoint Custodian as its agent in the execution of all currency exchange transactions. If requested, Custodian shall provide exchange rate and U.S. Dollar information (in writing or by other means agreeable to both Parties) to the Fund.

(2)          Upon receipt of Instructions, Custodian shall settle foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery on behalf of and for the account of the Fund with such currency brokers or Banking Institutions as the Fund may determine and direct pursuant to Instructions. If, in its Instructions, the Fund does not direct Custodian to utilize a particular currency broker or Banking Institution, Custodian is authorized to select such currency broker or Banking Institution as it deems appropriate to execute the Fund’s foreign currency transaction. It is understood that all such transactions shall be undertaken by Custodian as agent for the Fund.

(3)          The Fund (A) accepts full responsibility for its use of third-party foreign exchange brokers and for execution of said foreign exchange contracts and (B) understands that it shall be responsible for any and all costs and interest charges which may be incurred as a result of the failure or delay of its third-party broker to deliver foreign exchange. Custodian shall have no responsibility or liability with respect to the selection of the currency brokers or Banking Institutions with which the Fund deals or the performance or non-performance of such brokers or Banking Institutions.

(4)          Notwithstanding anything to the contrary contained herein, upon receipt of Instructions, Custodian may, in connection with a foreign exchange contract, make free outgoing payments of cash in the form of U.S. Dollars or foreign currency prior to receipt of confirmation of such foreign exchange contract or confirmation that the countervalue currency completing such contract has been delivered or received.

(n)           Pledges or Loans of Securities.

(1)          Upon receipt of Instructions, Custodian will release (or cause to be released) Securities held in custody to the pledgees designated in such Instructions by way of pledge or hypothecation to secure loans incurred by the Fund with various lenders including but not limited to UMB Bank, n.a.; provided however that the Securities shall be released only upon payment to Custodian of the monies borrowed, except that in cases where additional collateral is required to secure existing borrowings, further Securities may be released or delivered (or caused to be released or delivered) for that purpose upon receipt of Instructions. Upon receipt of Instructions, Custodian will pay (from funds available for such purpose) any such loan upon re-delivery to it of the Securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing such loan. In lieu of delivering collateral to a pledgee, Custodian shall, on the receipt of Instructions, transfer the pledged Securities to a segregated account for the benefit of the pledgee.

(2)          Upon receipt of Instructions, Custodian will release securities to a securities lending agent appointed by the Fund and designated in such Instructions. Custodian shall act upon Instructions in order to effect securities lending transactions on behalf of the Fund. For its services in facilitating the Fund’s securities lending activities through such agent, Custodian may receive from the agent a portion of the agent’s securities lending revenue or a fee directly from the Fund. Custodian shall have no responsibility or liability for any losses arising in connection with the agent’s actions or omissions (including but not limited to the delivery of Securities prior to the receipt of collateral) in the absence of gross negligence, bad faith, or willful misconduct of Custodian or Custodian’s reckless disregard of its duties under this Agreement.

(o)          Stock Dividends, Rights, Etc. Custodian shall receive and collect all stock dividends, rights, and other items of like nature and, upon receipt of Instructions, act with respect to the same as directed in such Instructions.

(p)          Routine Dealings. Custodian will, in general, attend to all routine and operational matters in accordance with industry standards in connection with the sale, exchange, substitution, purchase, transfer, or other dealings with Securities or other property of the Fund, except as may be otherwise provided in this Agreement or directed by Instructions. Custodian may also make payments to itself or others from the Assets for disbursements and out-of-pocket expenses incidental to handling Securities or other similar items relating to its duties hereunder, provided that all such payments shall be accounted for to the Fund.

(q)          Collections. Custodian shall (1) collect amounts due and payable to the Fund with respect to Assets; (2) promptly credit to the account of the Fund all income and other payments relating to Assets held by Custodian hereunder upon Custodian’s receipt of such income or payments or as otherwise agreed in writing by the Parties; (3) promptly endorse and deliver any instruments required to effect such collection; and (4) promptly execute ownership and other certificates, affidavits, and other documents for all federal, state, local, and foreign tax purposes in connection with receipt of income or other payments with respect to Assets, or in connection with the transfer of such Assets; provided however that, with respect to Securities registered in so-called street name or physical Securities with variable interest rates, Custodian shall use its best efforts to collect amounts due and payable to the Fund. Custodian shall notify the Fund as soon as reasonably practicable in writing if any amount payable with respect to portfolio Securities or other Assets is not received by Custodian when due. Custodian shall not be responsible for the collection of amounts due and payable with respect to Assets that are in default.

Any advance credit of Assets expected to be received shall be subject to actual collection and may be reversed by Custodian (when Custodian determines collection unlikely).

(r)           Dividends, Distributions, and Redemptions. To enable the Fund to pay dividends or other distributions to shareholders and to make payment to shareholders who have requested repurchase or redemption of their shares of the Fund (collectively, the “Shares”), Custodian shall release cash or Securities insofar as available. In the case of cash, Custodian shall, upon the receipt of Instructions, transfer such funds by check or wire transfer to any account at any bank or trust company designated by the Fund in such Instructions. In the case of Securities, Custodian shall, upon the receipt of Special Instructions, make such transfer to any entity or account designated by the Fund in such Special Instructions.

(s)          Proceeds from Shares Sold. Custodian shall receive funds representing cash payments received for Shares issued or sold by the Fund and credit such funds to the Fund’s account. Custodian shall notify the Fund of Custodian’s receipt of cash in payment for Shares issued by the Fund. Upon receipt of Instructions, Custodian shall: (1) deliver all federal funds received by Custodian in payment for Shares as may be set forth in such Instructions and at a time agreed upon between the Parties; and (2) make federal funds available to the Fund as of specified times agreed upon by the Parties, in the amount of checks received in payment for Shares which are deposited to the accounts of the Fund.

(t)           Proxies and Notices; Compliance with the Shareholder Communications Act of 1985. Custodian shall deliver (or cause to be delivered) to the Fund (or its designated agent or proxy service provider) all forms of proxies, all notices of meetings, and any other notices or announcements affecting or relating to Securities or Underlying Shares owned by the Fund that are received by Custodian. Upon receipt of Instructions, Custodian shall execute and deliver (or cause a Subcustodian or nominee to execute and deliver) such proxies or other authorizations as may be required. Except as directed pursuant to Instructions, Custodian shall not: (1) vote upon any such Securities or Underlying Shares; (2) execute any proxy to vote thereon; or (3) give any consent or take any other action with respect thereto.

Custodian will not release the identity of the Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and the Fund, unless the Fund directs Custodian otherwise pursuant to Instructions.

(u)           Books and Records. Custodian shall: (1) maintain such records relating to its activities hereunder as are required to be maintained by Rule 31a-1 under the 1940 Act; and (2) preserve them for the periods prescribed in Rule 31a-2 under the 1940 Act. These records shall be open for inspection by duly authorized officers, employees, or agents (including independent public accountants) of the Fund during normal business hours of Custodian. Custodian shall provide accountings relating to its activities hereunder as shall be agreed upon by the Parties.

(v)          Opinion of Fund’s Independent Certified Public Accountants. Custodian shall take all reasonable action as the Fund may request to obtain from year-to-year favorable opinions from the Fund’s independent certified public accountants with respect to Custodian’s activities hereunder and in connection with the preparation of the Fund’s periodic reports to the SEC and with respect to any other requirements of the SEC.

(w)           Reports by Independent Certified Public Accountants. At the request of the Fund, Custodian shall deliver to the Fund a written report (which may be in electronic form) prepared by Custodian’s independent certified public accountants with respect to the services provided by Custodian hereunder, including, without limitation, Custodian’s accounting system, internal accounting control, financial strength, and procedures for safeguarding Assets. Such report shall be of sufficient scope and in sufficient detail as may reasonably be required by the Fund and as may reasonably be obtained by Custodian.

(x)          Bills and Other Disbursements. Upon receipt of Instructions, Custodian shall pay (or cause to be paid) all bills, statements, or other obligations of the Fund.

(y)          Sweep or Automated Cash Management. Upon receipt of Instructions, Custodian shall invest any otherwise uninvested cash of the Fund held by Custodian in a money market mutual fund, a cash deposit product, or other cash investment vehicle made available by Custodian (each, a “Sweep Vehicle”), in accordance with the directions contained in such Instructions. A fee may be charged or a spread may be received by Custodian for investing the Fund’s otherwise uninvested cash in the available Sweep Vehicles. Custodian shall have no responsibility to determine whether any purchases of a Sweep Vehicle by or on behalf of the Fund under the terms of this Paragraph will cause the Fund to violate any applicable law, regulation, or the terms of its Organizational Documents.

The Fund shall indemnify and hold harmless Custodian from all losses, damages, and expenses (including attorney’s fees) suffered or incurred by Custodian as a result of a violation by the Fund of any limitations on ownership of shares of another investment fund or any Sweep Vehicle.

Schedule B – Custody Agreement

Fees

These fees are preliminary and confidential. Final fees are subject to the completion of our due diligence process.

APPENDIX A – Custody Agreement

The following Subcustodians and Securities Systems are approved for use in connection with the Custody Agreement dated May 22, 2026.

SECURITIES SYSTEMS:

Depository Trust Company

Federal Book-Entry

SPECIAL SUBCUSTODIANS:

DOMESTIC SUBCUSTODIANS:

Brown Brothers Harriman & Co. (Foreign Securities Only)